Exhibit 99.1


                                                             EXECUTION COPY
                    NOTE PURCHASE AND SECURITY AGREEMENT
                    ------------------------------------

     THIS NOTE PURCHASE AND SECURITY AGREEMENT (this "Agreement") is dated as of February 18, 2003 and is made by and among Princeton Video Image, Inc., a Delaware corporation (the "Seller"), Presencia en Medios, S.A. de C.V., a Mexican corporation ("Presencia"), and PVI Holding, LLC, a Delaware limited liability company ("PVI Holding"), as a creditor to the Seller and as collateral agent.

     1. Definitions. All capitalized terms used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement or as specified below:

          "Agreement" shall have the meaning set forth in the opening paragraph hereof.

          "Amended Presencia Warrant Certificates" shall have the meaning set forth in Section 2.4(b)(iv).

          "Cablevision" shall mean Cablevision Systems Corporation, the parent corporation of PVI Holding (as defined below).

          "Closing" shall mean the closing of the sale to, and purchase by, the Purchasers of the Convertible Notes.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral" shall mean all of the assets, rights and other property of the Seller, now existing or hereafter acquired, including, without limitation, the assets, rights and other property described in Schedule A attached hereto.

          "Collateral Agent" shall mean PVI Holding, as collateral agent for the Purchasers under the Intercreditor Agreement.

          "Consultant   Services   Agreement"   shall  mean  that   certain
Consultant Services Agreement by and between the Seller, Presencia and Publicidad, dated as of September 20, 2001.

          "Convertible Debt" shall mean the outstanding principal and accrued interest due under the Convertible Notes, including any renewals and extensions thereof.

          "Convertible Notes" shall mean (i) the promissory note in the amount of $1,500,000 executed and delivered by the Seller to the Purchaser at the First Closing (as hereinafter defined) and (ii) the promissory note(s), if any, in the aggregate amount of $1,500,000 executed and delivered by the Seller to the Purchasers at the Second Closing (as hereinafter defined) in the form attached hereto as Annex A.

          "Election Notice" shall mean a notice by Presencia to the Seller in which Presencia agrees that it or its designees will purchase $1,500,000 of Convertible Notes at the Second Closing.

          "Event of Default" shall have the meaning ascribed to it in the Convertible Notes.

          "Intercreditor  Agreement"  shall have the  meaning  set forth in
Section 2.4(a)(iv).

          "Material Adverse Effect" shall mean, when used in connection with the Seller and its Subsidiaries (as defined below), any change or effect that, individually or in the aggregate with all other such changes or effects, would have a material adverse effect on the financial condition, properties, business, prospects or results of operations of the Seller and its Subsidiaries taken as a whole or materially impair the ability of the Seller to perform its obligations under this Agreement.

          "Ordinary Course of Business" shall have the meaning set forth in
Section 5.1.

          "Person" shall mean and include an individual, a corporation, a partnership, a trust, an incorporated organization, a limited liability company, a joint stock corporation, a joint venture, a government or any department, agency or political subdivision thereof and any other entity.

          "Presence in Media" shall mean Presence in Media, LLC, a Delaware limited liability company and the wholly owned subsidiary of Presencia.

          "Presencia Notes" shall mean the promissory notes executed and delivered to Presencia by the Seller on January 24, 2003 and January 31, 2003.

          "Presencia   Warrant   Certificates"   shall  mean  the   warrant
certificates previously issued by the Seller to Presencia and to Presence in Media, including the Special Warrants.

          "Publicidad" shall mean Publicidad Virtual, S.A. de C.V., the wholly-owned subsidiary of the Seller.

          "Purchase Price" shall have the meaning set forth in Section 2.2.

          "Purchaser" shall mean, (i) for purposes of the First Closing, Presencia, and (ii) for purposes of the Second Closing, Presencia and/or its designee(s) as specified in the Election Notice and approved by PVI Holding, such approval not to be unreasonably withheld or delayed.

          "Purchasers" shall mean all persons who are now, or become, a Purchaser hereunder.

          "PVI Holding" shall have the meaning set forth in the opening paragraph hereof

          "PVI Holding Note" shall mean the convertible promissory note executed and delivered to PVI Holding by the Seller on June 25, 2002.

          "PVI Holding Note Purchase Agreement" shall mean the Note Purchase and Security Agreement dated as of June 25, 2002, by and between the Seller and PVI Holding.

          "Reorganization Agreement" shall mean the Reorganization Agreement dated December 28, 2000, as amended, by and among Presencia, Eduardo Sitt, David Sitt, Roberto Sonabend, Presence in Media, Virtual Advertisement, LLC, PVI LA, LLC, the Seller, and Princeton Video Image Latin America, LLC.

          "Revolution Company Operating Agreement" shall mean the Revolution Company, LLC Operating Agreement dated January 24, 2001, by and among CBS Technology Corporation, Core Digital Technologies, Inc., and the Seller.

          "Secured Obligations" shall have the meaning set forth in Section
3.1.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

          "Seller" shall have the meaning set forth in the opening paragraph hereof.

          "Seller's Board" shall mean the Seller's board of directors.

          "Special Warrants" shall mean (i) the warrants to purchase 133 and 5,316 shares of the Seller's common stock that were previously issued to Presencia by the Seller and expired on April 3, 2002 and December 16, 2002, respectively, and (ii) the warrants to purchase 2,525 and 101,013 shares of the Seller's common stock that were previously issued to Presence in Media by the Seller and expired on April 3, 2002 and December 16, 2002, respectively.

          "Stock Purchase Agreement" shall mean the Stock and Warrant Purchase Agreement dated February 4, 2001, by and between the Seller and PVI Holding.

          "Subsidiary" and "Subsidiaries" shall mean an entity or entities in which the Seller owns or controls, directly or indirectly, the majority of voting power.

          "Transaction   Documents"   shall   mean  this   Agreement,   the
Convertible Notes, the Amended Presencia Warrant Certificates, the Intercreditor Agreement, and any other amendment, agreement or instrument to be entered into in connection with the transactions contemplated by this Agreement and said other agreements, including without limitation those documents to be delivered pursuant to Section 2.4 hereof

          "Transfer Restrictions" shall have the meaning set forth on Schedule A hereto.

          "UCC" shall have the meaning set forth in Section 6.1.

     2. Sale and Purchase of Convertible Notes.
        --------------------------------------

          2.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein, the Seller agrees to sell to the Purchasers, and the Purchasers agree to purchase from the Seller, the Convertible Notes, provided, however, that the Purchasers shall have no obligation to purchase, and shall not otherwise be in breach or violation of this Agreement as a result of their decision not to deliver an Election Notice, and the Seller shall have no obligation to sell, Convertible Notes at the Second Closing (as hereinafter defined) unless Presencia gives an Election Notice to the Seller within thirty (30) days after the date hereof.

          2.2 Purchase Price. The aggregate purchase price to be delivered at each of the First Closing and the Second Closing (as such terms are defined below) is $1,500,000 (the purchase price to be delivered at each closing being referred to as the "Purchase Price").

          2.3 Closings. The closing of the purchase and sale of a Convertible Note in the principal amount equal to the Purchase Price is occurring simultaneously with the execution of this Agreement (the "First Closing") at the offices of Smith, Stratton, Wise, Heher & Brennan, LLP, 600 College Road East, Princeton, New Jersey on the date hereof. The closing (the "Second Closing") of the purchase and sale of one or more additional Convertible Notes in the aggregate principal amount equal to the Purchase Price shall occur within five (5) days after Presencia gives the Election Notice (the "Second Closing Date") to the Seller and shall be held at the offices of Smith, Stratton, Wise, Heher & Brennan, LLP, 600 College Road East, Princeton, New Jersey.

          2.4 Closing Actions. Subject to the terms of this Agreement,
              ---------------

          (a) at the First Closing,

               (i) the Purchaser is delivering the Purchase Price in the amount of $1,500,000 to the Seller by wire transfer to such account previously specified by the Seller;

               (ii) the Seller is delivering a Convertible Note in the face amount of the Purchase Price to the Purchaser;


               (iii) the Seller is delivering to each of Presencia and PVI Holding a check in the amount of $25,000 payable to it in immediately available funds for the reimbursement of fees and expenses described in
Section 19 hereof.

               (iv) the Purchaser and PVI Holding are delivering to each other an intercreditor agreement (the "Intercreditor Agreement");

               (v) the Seller and Cablevision are delivering to each other an amendment to the Option Agreement by and between the Seller and Cablevision dated as of June 25, 2002 (the "Option Agreement");

               (vi) the Seller and Cablevision are delivering to each other an amendment to the Proprietary Information Escrow Agreement by and among the Seller, Cablevision and Kramer Levin Naftalis & Frankel LLP, dated as of June 25, 2002 (the "Escrow Agreement");

               (vii) the Seller and each of David Sitt and Roberto Sonabend are delivering to each other employment and stock option agreements;

               (viii) the Seller is delivering to PVI Holding an amended and restated convertible promissory note against delivery by PVI Holding of the Convertible Promissory Note dated as of June 25, 2002 previously issued to PVI Holding by the Seller (the "Amended and Restated PVI Holding Note");

               (ix) PVI Holding is delivering to the Seller its waiver and consent with respect to the transactions contemplated hereunder to the extent required under the Stock Purchase Agreement or the PVI Holding Note Purchase Agreement, including without limitation its waiver of its rights pursuant to Section 6.2 of the Stock Purchase Agreement as such rights relate to the issuance of shares of common stock upon exercise of the warrant described in Section 2.4(b)(x) that may be delivered in connection with the Second Closing;

               (x) the Seller is delivering to the Purchaser an opinion of the Seller's counsel in a form as agreed to by the parties;

               (xi) the Seller is delivering to the Purchaser a certificate, executed on behalf of the Seller by its Secretary, dated as of the Closing Date, certifying the resolutions of the Seller's Board approving the transactions contemplated by this Agreement and the other Transaction Documents;

               (xii) the Seller and the parties to the Reorganization Agreement are delivering to each other an amendment thereto and their consent to the transactions contemplated hereby;

               (xiii) Cablevision is delivering to the Seller its waiver and consent with respect to the transactions contemplated hereunder to the extent required under the Option Agreement; and

               (xiv) following its receipt of the Purchase Price, the Seller is delivering to Presencia $150,000 to be applied to the principal amounts outstanding as of the date of such closing with respect to the Contingent Service Fee (as such term is defined in the Consultant Services Agreement) for 2001.

          (b) at the Second Closing, subject to Presencia's delivery of the Election Notice , which shall be in Presencia's sole discretion, and PVI Holding's approval of Presencia's designee(s) (if any) designated therein, which approval will not be unreasonably withheld or delayed:

               (i) to the extent it is not already a party to this Agreement and the Intercreditor Agreement, each Purchaser will deliver a joinder agreement in the form attached hereto as Annex B;

               (ii) each Purchaser will deliver an amount equal to the face amount of the Convertible Note to be issued to it to the Seller by wire transfer to such account previously specified by the Seller, it being agreed that the Purchasers will deliver an aggregate amount equal to the Purchase Price of $1,500,000 at the Second Closing;

               (iii) the Seller will deliver Convertible Notes in the aggregate principal amount of the Purchase Price to the Purchasers;

               (iv) the Seller will deliver to Presencia amended Presencia Warrant Certificates (the "Amended Presencia Warrant Certificates") against delivery of the Presencia Warrant Certificates;

               (v) the Seller  will  deliver  to PVI  Holding  warrants  to
purchase   2,658  and  106,329   shares  of  the   Seller's   common  stock
substantially in the form of the Special Warrants, as amended;

               (vi) following its receipt of the Purchase Price, the Seller will deliver to Presencia an amount equal to the excess of $300,645 plus accrued interest, if any, over $150,000, on account of amounts accrued as of the date of such closing with respect to the Contingent Service Fee (as such term is defined in the Consultant Services Agreement) for 2001;

               (vii) the Seller and PVI Holding will deliver to each other an amendment to the Stock Purchase Agreement in the form attached hereto as
Exhibit 2.4(b)(vii);

               (viii) the Seller will deliver to the Purchasers an opinion of the Seller's counsel in substantially the form delivered at the First Closing;

               (ix) if neither David Sitt nor Roberto Sonabend is then serving as a co-CEO of the Seller (or as the sole CEO if one of them shall cease to so serve), the Seller shall have delivered to the Purchasers and PVI Holding a certificate executed by one of its officers stating that the representations and warranties made by the Seller in Section 4 hereof are true and correct as of the Second Closing Date with the same force and effect as if they had been made on and as of said date;

               (x) if Presencia requests, the Seller will deliver to one or more of the Purchasers who are Presencia's designees (including, without limitation, directors, officers and direct or indirect shareholders of Presencia, other than Eduardo Sitt, David Sitt or Roberto Sonabend) warrants to purchase up to an aggregate of 100,000 shares of the Seller's common stock at an exercise price of $1.50 per share and with a term of four (4) years, substantially in the form of the Amended Presencia Warrant Certificates; and

               (xi) the Seller is delivering to the Purchaser a certificate, executed on behalf of the Seller by its Secretary, dated as of the Closing Date, certifying the resolutions of the Seller's Board approving the transactions contemplated by this Agreement and the other Transaction Documents.


     3. Security Interest.
        -----------------

          3.1 Creation of Security Interest. In order to secure: (i) payment of the Convertible Debt, (ii) all costs and expenses incurred in collection or conversion of the Convertible Debt, and (iii) payment and performance of any other amounts or obligations due to the Purchasers pursuant to the Convertible Notes, including all costs of collection and enforcement of the foregoing, and all obligations of the Seller now or hereafter existing under this Agreement (all such obligations under this Section 3.1, the "Secured Obligations"), the Seller hereby grants to the Purchasers a security interest in the Collateral, in consideration of the acceptance by the Purchasers of the Convertible Notes.

          3.2 Possession; Use of Collateral. So long as no Event of Default has occurred and is continuing, the Seller shall be entitled to the possession of the Collateral and to use and enjoy the same; provided, that the Purchasers shall be entitled to hold all Collateral to the extent possession is necessary or advisable to perfect the security interest granted hereby.

          3.3 Filings. At any time and from time to time, on the written request of the Purchasers, the Seller will execute and deliver such further documents (including without limitation financing and continuation statements) and do such further acts and things as the Purchasers may reasonably request, in each case without cost to the Purchasers, in order to better assure, convey, assign, transfer, and confirm unto the Purchasers the property and rights hereby conveyed or assigned or intended, and to evidence, perfect, maintain, record and enforce the interest of the Purchasers in assets, now or hereafter so to be. The Seller will pay all costs of filing any financing, continuation, or termination statements with respect to the security interest created pursuant to this Agreement.

          3.4 Continuing Security Interest; Transfer of Convertible Note. This Agreement shall create a continuing security interest in the Collateral, and such security interest shall: (i) remain in full force and effect until payment in full of the Secured Obligations; (ii) be binding upon the Seller, and its successors and assigns; and (iii) inure, together with the rights and remedies of the Purchasers, to the benefit of the Purchasers and their respective successors, transferees and assigns.
Without limiting the generality of the foregoing clause (iii), if a Purchaser assigns or otherwise transfers its Convertible Note in accordance with the terms and conditions thereof to any other Person, such other Person shall thereupon become vested with all the rights in respect thereof granted to the Purchasers herein or otherwise.

          3.5 Release of Security Interest. Upon the payment and discharge in full of the Secured Obligations, the security interest created hereby shall be null and void and of no further force and effect. In such event, the Purchasers shall, upon request, execute and deliver such proper instruments of release and satisfaction as may reasonably be requested by the Seller and shall return to the Seller all Collateral in their possession.

          3.6 Intercreditor Agreement. The security interest granted herein and the security interested granted to PVI Holding pursuant to the PVI
Holding Note Purchase Agreement, and the exercise of the rights and remedies set forth in Section 6 hereof and thereof, are and shall be at all times subject to the terms of the Intercreditor Agreement. To the extent that the terms of the Intercreditor Agreement conflict with Sections 3 or 6 hereof or thereof, the terms of the Intercreditor Agreement shall govern.

     4. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchasers and PVI Holding as follows:

          4.1 Organization and Standing. The Seller is (a) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, (c) is duly qualified and in good standing to do business in the States of New Jersey and New York, which constitute all of the jurisdictions in which the conduct of the Seller's business or its ownership, leasing or operation of property requires such qualification where the absence of such qualification would have a Material Adverse Effect on the Seller.

          4.2 Authorization of Transaction Documents. The Seller has full legal power and authority to enter into and perform its obligations under each of the Transaction Documents. This Agreement, the issuance of the Convertible Notes, and the other transactions contemplated hereby have been approved by the Seller's Board, including a majority of the members of the Seller's Board who are not affiliated with PVI Holding, Cablevision or Presencia. This Agreement and each of the other Transaction Documents have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

          4.3 Subsidiaries; Other Entities. Each of the Seller's Subsidiaries, other than Princeton Video Image Europe, N.V., has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. Each Subsidiary is qualified to do business as a foreign corporation in those jurisdictions in which such qualification is necessary in order to undertake its respective business and is not qualified to do business as a foreign corporation only in such other jurisdictions in which the failure to be so qualified will not have a Material Adverse Effect. Schedule B attached hereto sets forth the details of ownership of the securities of each direct and indirect Subsidiary and other entity in which the Seller holds an equity interest and the details of the equity interests relating thereto. The Seller owns all such securities of, or other interest in, each Subsidiary (or, as applicable, the securities of, or other interest in, any indirect Subsidiary are owned) free and clear of any lien, encumbrance or similar right, except for the security interest held by PVI Holding pursuant to the PVI Holding Note Purchase Agreement. Except for the Subsidiaries, the Seller does not control, directly or indirectly, any other corporation, partnership, joint venture, limited liability company, association or business entity or other similar entity.

          4.4 Capitalization.
              --------------

               (a) The authorized capital stock of the Seller is: (i) 60,000,000 shares of Common Stock, par value $.001; (ii) one class of
975,803 shares of Preferred Stock, par value $.001; (iii) one class of 11,363 shares of Series A Redeemable Preferred Stock, par value $4.50 ("Series A Redeemable Preferred Stock"); and (iv) one class of 12,834 shares of Series B Redeemable Preferred Stock, par value $5.00 ("Series B Redeemable Preferred Stock"). As of January 21, 2003, there were issued and outstanding 18,487,802 shares of Common Stock (net of 214,040 treasury shares), 11,363 shares of Series A Redeemable Preferred Stock, 12,834 shares of Series B Redeemable Preferred Stock. No shares of the class of Preferred Stock are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

               (b) The Seller has reserved 7,000,000 shares of Common Stock for issuance to employees, consultants, officers or directors upon exercise of options granted or to be granted under stock or other option plans or arrangements approved by the Seller's Board.

               (c) Since September 30, 2002, the Seller has issued no warrants, options, securities, rights or other interests convertible into or exchangeable for, or otherwise giving the holder thereof the right to purchase or acquire, directly or indirectly, from the Seller or, to the best knowledge of the Seller, from any other person any shares of Common Stock, or granted any registration rights in connection with its capital stock, except that the Seller: (i) has issued warrants to purchase 10,000 shares of the Seller's Common Stock pursuant to the Agreement For Use of The L-VIS(R) System dated July 10, 2002, by and between the Dallas Cowboys Football Club, Ltd. and the Seller; (ii) has issued warrants to purchase 250,000 shares of the Seller's Common Stock pursuant to the Agreement and Release dated October 23, 2002 between Dennis P. Wilkinson and the Seller;
(iii) has granted options in accordance with the Seller's stock option plan, the shares issuable upon the exercise of such options being included in the reserved shares described in Section 4.4(b) hereof.

               (d) The Seller is not a party or subject to any agreement or understanding between any persons or entities, which affects or relates to the voting or giving of written consents with respect to any securities, except for the following: (i) the Shareholders Agreement dated February 4, 2001, by and among the Seller, PVI Holding, Brown F Williams, and
Presencia; (ii) the Reorganization Agreement; (iii) the Shareholders Agreement of Princeton Video Image Europe, N.V., dated July 18, 2000, by and among the Seller, Interactive Media, S.A., and Princeton Video Image Europe, N.V. (the "PVI Europe Shareholders Agreement"); and (iv) the Stockholders Agreement by and among the Seller, SciDel Technologies, Ltd. and the stockholders named therein.

          4.5 Valid Issuance. The shares of the Seller's Common Stock (the "Shares") to be issued upon any conversion of the Convertible Notes will be duly and validly issued, fully paid and nonassessable and will be free of any liens or encumbrances. The rights and restrictions of the Shares are as set forth in the Seller's Certificate of Incorporation. The Shares issuable upon conversion of the Convertible Notes pursuant to Section 3(a) thereof have been duly and validly reserved for issuance, and the number reserved is subject to adjustment in accordance with the terms of the Convertible Notes. The Shares when issued and delivered in accordance with the terms of the Convertible Notes will be entitled to full and unencumbered voting rights consistent with the provisions of the Seller's Certificate of Incorporation.

          4.6 No Preemptive Rights. Except as provided in the Reorganization Agreement and the Stock Purchase Agreement, no person has any right of first refusal or any preemptive rights in connection with (i) the issuance of the Shares or (ii) any future issuances of securities by the Seller.

          4.7 Intellectual Property Rights.
              ----------------------------

               (a)  "Intellectual  Property  Rights" means all domestic and foreign patents, trademarks, copyrights, service marks, and applications and registrations therefore, and all software, technical data and designs, trade names, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and intellectual property rights. Schedule C hereto sets forth a true and complete list of all domestic and foreign patents, domestic and foreign trademarks, domestic and foreign service marks, domestic and foreign copyrights, and applications and registrations therefore, owned or controlled by the Seller or its Subsidiaries. The Seller or its Subsidiaries own or are licensed to use all of the Intellectual Property Rights used by the Seller or its Subsidiaries to carry on their businesses as presently conducted and as presently proposed to be conducted. All registered or issued patents, copyrights, trademarks, and service marks, and applications therefore (unless expired or abandoned as of the date hereof), owned or controlled by the Seller or its Subsidiaries, are in full force and effect. All prior art known to the Seller or its Subsidiaries which may be or may have been pertinent to the examination of any United States patent or patent application owned or filed by the Seller and its Subsidiaries has been cited to the United States Patent and Trademark Office.

               (b) Except with respect to the Licensed Rights (as defined herein), the Seller has good, valid and subsisting title to all of the Intellectual Property Rights used by the Seller or its Subsidiaries to carry on its business as presently conducted, free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances, and, to the Seller's best knowledge, third party claims of any ownership rights, title or interest; provided, that the Intellectual Property Rights held by Princeton Video Image Israel, Ltd., are subject to certain rights and restrictions held by the government of Israel and its Office of the Chief Scientist; and provided further, that the Seller's ownership interest in the Intellectual Property Rights is subject to the security interest held by PVI Holding pursuant to the PVI Holding Note Purchase Agreement and to the terms of the Escrow Agreement and the Option Agreement. The Seller or its Subsidiaries has the right to bring infringement actions with respect to the Intellectual Property Rights owned or controlled by the Seller or its Subsidiaries. Intellectual Property Rights conceived by employees or consultants of the Seller or its Subsidiaries and related to the business of the Seller or its Subsidiaries were "works for hire", and all right, title, and interest therein were transferred and assigned to the Seller or its Subsidiaries.

               (c) To the Seller's best knowledge, neither the Seller nor its Subsidiaries use, market or sell, or propose to use, market or sell, any product or service that violates or would violate any Intellectual Property Right of a third party. There is no pending or threatened claim or litigation against the Seller or its Subsidiaries (i) contesting the Seller's or its Subsidiaries' right to use Intellectual Property Rights to carry on its business as presently conducted, (ii) asserting the invalidity, unenforceability or misuse of any Intellectual Property Rights owned or controlled by the Seller or its Subsidiaries, or (iii) asserting the infringement or other violation of, or conflict with, any Intellectual Property Rights of a third party. The Seller is not aware of any third party that uses, markets or sells or proposes to use, market or sell, any product or service that violate, or would violate or is in conflict with the Intellectual Property Rights owned or controlled by the Seller or its Subsidiaries, except that Symah Vision, a French company and subsidiary of Lagardere may currently be in violation of certain patents which Seller has recently acquired from SciDel Technologies, Ltd..

               (d) None of the Intellectual Property Rights owned or controlled by the Seller or its Subsidiaries are subject to any outstanding judgment or contract restricting the use thereof by the Seller or its Subsidiaries, except as set forth in Section 4.7(b) above. Other than in the ordinary course of business consistent with past practices, neither the Seller nor its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Rights.

               (e) Assuming the consummation of the transactions contemplated herein and the application of the proceeds thereof, the Seller and its Subsidiaries are not in default, which default could result in a Material Adverse Effect, in the payment of any royalties, license fees or other consideration to any owner or licensor of any agreements, memorandums or other undertakings that grant licenses, sublicenses or other rights of use of any Intellectual Property Rights owned by a third party and licensed to the Seller or its Subsidiaries (the "Licensed Rights") used in or necessary for the conduct of its business as now conducted and as proposed to be conducted or to any agent or representative of any such owner or licensor by reason of the use thereof by the Seller or its Subsidiaries, nor otherwise is in default, which default could result in a Material Adverse Effect, in any respect in the performance of any of its obligations to any such owner or licensor, and no such owner or licensor, nor any such agent or representative, has notified the Seller or its Subsidiaries of any claim of any such default, which default could result in a Material Adverse Effect; except that the Seller's intention to discontinue any further payment of royalties under the Research Agreement between the Seller and David Sarnoff Research Center, Inc. dated November 4, 1990, as amended, may result in a default with respect to such agreement. Such Licensed Rights are valid and authorized by the terms under which the Seller or its Subsidiaries licenses or otherwise uses such Licensed Rights.

          4.8 Compliance with Other Instruments. Each of the Seller and its Subsidiaries is not in violation of any term of its Certificate of Incorporation or Bylaws, nor is the Seller nor its Subsidiaries, to the best knowledge of the Seller, in violation of any order, statute, rule or regulation applicable to the Seller or its Subsidiaries, the violation of which could result in a Material Adverse Effect, except that Princeton Video Image Europe, N.V. is in violation of Belgian law with respect to non-payment of certain social security and withholding taxes. The execution, delivery and performance of and compliance with this Agreement or the other Transaction Documents, and the issuance and sale of the Shares upon conversion of the Convertible Notes, will not (a) result in any such violation which could have a Material Adverse Effect; (b) be in conflict with or constitute a default under any term of any mortgage, indenture, contract, agreement, instrument, judgment or decree which could have a Material Adverse Effect; or (c) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Seller and its Subsidiaries, individually or in the aggregate, pursuant to any such term which could have a Material Adverse Effect. To the best knowledge of the Seller, there is no such term or any such order, statute, rule or regulation which adversely affects, or in the future could have a Material Adverse Effect.

          4.9 Litigation. There is no action, proceeding or investigation pending or threatened against the Seller or its Subsidiaries, or their respective officers, directors or stockholders, or to the best knowledge of the Seller, against employees of the Seller or its Subsidiaries (or, to the best knowledge of the Seller, any basis therefor or threat thereof): (a) which, assuming the consummation of the transactions contemplated herein and the application of the proceeds thereof, could result, either individually or in the aggregate, in (i) any Material Adverse Effect, or
(ii) any material impairment of the right or ability of the Seller or its Subsidiaries to carry on its business as now conducted or as proposed to be conducted; or (b) which questions the validity of this Agreement or the other Transaction Documents, or any action taken or to be taken in connection herewith; provided, the Belgian government may initiate legal proceedings against Princeton Video Image Europe, N.V. for non-payment of certain social security and withholding taxes; and provided further, Intervest Management, N.V., has indicated an intent to initiate legal proceedings against Princeton Video Image Europe, N.V., as lessee, and the Seller, as guarantor, for recovery of rent and service fees due pursuant to the terminated lease agreement, dated July 17, 2000, by and between Princeton Video Image Europe, N.V. and Intervest Management, N.V. Neither the Seller nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Seller or its Subsidiaries currently pending or which the Seller or its Subsidiaries currently intends to initiate; provided, however, the Seller may initiate legal proceedings against Virtual Media Lab, Inc. ("VML") for recovery of the L-VIS(R) System in VML's possession pursuant to the license agreement, dated December 28, 2000, by and between the Seller and VML, which was terminated by the Seller on or about September 10, 2002.

          4.10 No Consents or Approvals Required. No consents, approvals or authorization of or designation, declaration or filing with any governmental or regulatory authority agency, commission, body or other governmental entity, including, without limitation, the Nasdaq Stock Market, or by any court or other third party which has not been made or obtained is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement and each of the other Transaction Documents or for the valid sale, issuance, delivery and performance of the Convertible Notes. The approval of the Company's stockholders is not required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          4.11 Offering. In reliance on the representations and warranties of the Purchasers in Section 7 hereof, the offer, sale and issuance of the Convertible Notes in conformity with the terms of this Agreement, and the offer, sale and issuance of the Shares upon any conversion of the Convertible Notes, will not result in a violation of the requirements of
Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), or the qualification or registration requirements of applicable blue sky laws.

          4.12 Taxes. Each of the Seller and its Subsidiaries has filed all tax returns that are required to have been filed with appropriate federal, state, county and local governmental agencies or instrumentalities, except, assuming the consummation of the transactions contemplated herein and the application of the proceeds thereof, where the failure to do so could not have a Material Adverse Effect; provided, Princeton Video Image Europe, N.V. has not made payment of certain social security and withholding taxes required by the Belgian government. Neither the Seller nor its Subsidiaries have elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which could have a Material Adverse Effect, as presently conducted or proposed to be conducted or any of its properties or material assets.

          4.13 Title. Each of the Seller and its Subsidiaries owns or leases all property and assets used in the conduct of its business free and clear of all liens, mortgages, loans or encumbrances except liens for current taxes and such encumbrances and liens which arise in the ordinary course of business and do not have a Material Adverse Effect on the Seller's or its Subsidiary's ownership (as applicable) or use of such property or assets; provided, that all such property and assets are subject to a security interest held by PVI Holding pursuant to the PVI Holding Note Purchase Agreement and to the terms of the Escrow Agreement and the Option Agreement.

          4.14 Material Contracts and Commitments. All of the material contracts and agreements to which the Seller is a party (each a "Contract") are valid, binding and in full force and effect and enforceable by and against the Seller in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights, and rules or laws concerning equitable remedies; provided, the L-VIS(R) System License Agreement, dated July 12, 2002, by and between Princeton Video Image Europe, N.V. and the Seller has been terminated by the Seller effective December 20, 2002; provided, further, Princeton Video Image Europe, N.V. is in default of loans with an outstanding principal and accrued interest balance in the amount of $3,666,290, as of December 13, 2002, made by the Seller to Princeton Video Image Europe, N.V.; provided further, the Restated and Amended Employment Agreement dated as of October 28, 2001, by and between Lawrence L. Epstein, Vice President Finance and Chief Financial Officer, and the Seller was terminated effective October 31, 2002, by letter dated November 26, 2002. For purposes of the foregoing provision, "material contracts" shall be deemed to mean: (i) all of the contracts, mortgages, indentures, agreements, instruments and transactions to which the Seller is a party or by which it is bound (including purchase orders to the Seller or placed by the Seller) which involve obligations of, or payments to, the Seller in excess of $100,000; (ii) all agreements between the Seller and its officers, directors, consultants and employees; (iii) all agreements or understandings between the Seller and current or potential sales affiliates, agents or distributors; (iv) all agreements of the Seller that contain restrictions on its ability to compete; (v) all agreements creating an obligation to participate in a joint venture, limited liability company, partnership or similar arrangement; (vi) all agreements that contain provisions that require or gives either party to the agreement the option that payments by the Seller be made as a percent of its revenue or in stock; (viii) all agreements with a term exceeding three years; (ix) all guarantees of the obligations of others; (x) all agreements granting rights of exclusivity to third parties; (xi) all agreements relating to the acquisition or disposition of any business or any interest therein; (xii) all leases of real property or material personal property or any capital leases.

          4.15 Financial Statements. The Seller's financial statements, consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows for the fiscal years ended December 31, 2001 and June 30, 2001 (the "Audited Financial Statements"), reported on by PricewaterhouseCoopers LLP, have been delivered to the Purchasers. The Seller's financial statements, consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows for the interim periods subsequent to December 31, 2001 (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements") are in accordance with the books and records of the Seller, are complete and correct, and fairly and accurately present the financial condition and operating results of the Seller for the periods indicated therein, all in conformity with generally accepted accounting principles ("GAAP"), except that the Interim Financial Statements do not contain footnotes or reflect the inter-period adjustments required by GAAP. As of the date of the most recent balance sheet included in the Interim Financial Statements, the Seller did not have any liabilities, absolute, contingent, or otherwise, which in accordance with GAAP are required to be disclosed or reserved for other than as set forth in the Financial Statements. The Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

          4.16 No Material Adverse Effect. Since December 31, 2001, there has been no Material Adverse Effect, except that Seller has received a going concern qualification from its independent auditors; and, unless the transactions, including the Second Closing, as contemplated herein are consummated, the Seller will continue to lack sufficient cash assets to pay its obligations as they become due. Seller has also received notification from the Nasdaq Stock Market that it is not in compliance with the Nasdaq Stock Market listing qualification requirements. The Seller's common stock was conditionally transferred from the Nasdaq National Market to the Nasdaq SmallCap Market at the recommendation of the Nasdaq Listing Qualifications Panel.

          4.17 Absence of Changes. Since December 31, 2001:
               ------------------

               (a) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) resulting in a Material Adverse Effect;

               (b) neither the Seller nor any of its Subsidiaries has declared or paid any dividend or made any distribution on its stock, or issued, offered, redeemed, purchased or otherwise acquired any of its capital stock;

               (c) there has been no resignation or termination of employment of any key officer or employee of the Seller or its Subsidiaries that has resulted in a Material Adverse Effect (it being noted that Lawrence L. Epstein ceased to be employed by the Seller effective October 31, 2002, which has not resulted in a Material Adverse Effect), and each of the Seller and its Subsidiaries does not know of any impending resignation or termination of employment of any such officer or employee that, if consummated, would have a Material Adverse Effect;

               (d) there has been no change, except in the ordinary course of business, in the material contingent obligations of the Seller or its Subsidiaries (or in any contingent obligation of the Seller or its Subsidiaries regarding any director, shareholder or key employee or officer of the Seller or its Subsidiaries) by way of guaranty, endorsement, indemnity, warranty or otherwise;

               (e) there have been no loans made by the Seller or its Subsidiaries to any of its employees, officers or directors other than travel advances and other advances made in the ordinary course of business;

               (f)  there  has  been  no  waiver  by  the   Seller  or  the
Subsidiaries of a valuable right or of a material debt owing to it; and

               (g) there has not been any satisfaction or discharge of any lien, claims or encumbrance or any payment of any obligation by the Seller or its Subsidiaries, except in the ordinary course of business and which has not resulted in a Material Adverse Effect.

          4.18 Registration Rights. The Seller has not granted or agreed to grant any rights to register securities, including piggyback registration rights, to any person or entity which grants or agreements are effective as of the date hereof, except for those registration rights granted to: (i) Presencia, Eduardo Sitt, David Sitt, Roberto Sonabend, Presence in Media, in accordance with the Reorganization Agreement; (ii) Allen & Company in accordance with warrant certificates dated October 20, 1999, December 20, 2000 and September 20, 2001; (iii) Warner Brothers in accordance with the Agreement Re Digital Product Insertion Services dated September 1, 2002, by and between Warner Brothers and the Seller; and (iv) PVI Holding in accordance with the Stock Purchase Agreement.

          4.19 Certain Transactions. Each of the Seller and its Subsidiaries is not indebted, directly or indirectly, to any of its employees, officers, directors or stockholders or to their spouses or children, in any amount whatsoever, except that the Seller owes expense reimbursement to employees and the Seller is indebted to (i) PVI Holding under the PVI Holding Note and (ii) Presencia under the Presencia Notes; and none of said employees, officers, directors, stockholders, or any member of their immediate families, are indebted to the Seller or its Subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Seller or its Subsidiaries is affiliated or with which the Seller or its Subsidiaries has a business relationship, except that the certain officers and directors have an interest in, respectively, Presencia and Consultores Asociados Dasi, S.C., both of which have business relationships with Publicidad. No such employee, officer, director, shareholder, or any member of their immediate families, is, directly or indirectly, interested in any Contract with the Seller or its Subsidiaries, except: (x) as previously stated in this Section 4.19; (y) certain directors are affiliated with Presencia, PVI Holding and with licensees of the Seller; and (z) Presencia is guarantor on a note executed and delivered to BBVA Bancomer by Publicidad on June 13, 2002. Each of the Seller and its Subsidiaries is not guarantor or indemnitor of any indebtedness of any other person, firm or corporation, except for any guarantees or indemnification by the Seller of any obligations or debts of its Subsidiaries.

          4.20 Proprietary Information of Third Parties. No employee or consultant of the Seller nor its Subsidiaries is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee or consultant with the Seller or its Subsidiaries or, to the Seller's best knowledge, any other party because of the nature of the business conducted or proposed to be conducted by the Seller or its Subsidiaries or the use by the employee or consultant of his best efforts with respect to such business. To the Seller's best knowledge, no third party has claimed or has reason to claim that any person employed or engaged by the Seller or its Subsidiaries has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Seller or its Subsidiaries which suggests that such a claim might be contemplated. To the Seller's best knowledge, no person employed by or engaged by the Seller or its Subsidiaries has used or proposes to use any trade secret or any information or documentation proprietary to any former employer, and no person employed by or engaged by the Seller or its Subsidiaries has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Seller or its Subsidiaries, and the Seller has no reason to believe there will be any such use or violation.

          4.21 Employee Benefit Plans
               ----------------------

               (a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Seller and its Subsidiaries (the "Employees") and current or former directors of the Seller, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees which are subject to ERISA (the "ERISA Plans") are in substantial compliance with ERISA, and any non-compliance would not result in a Material Adverse Effect. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, may properly rely upon a favorable determination letter issued by the Internal Revenue Service, and the Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. Each ERISA Plan which is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and the Seller is not aware of circumstances likely to result in the loss of the exempt status of such ERISA Plan under Section 501(c)(9) of the Code. Neither the Seller nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Seller or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would result in a Material Adverse Effect.

               (b) No liability  under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Seller under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Seller and the Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (c) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the Audited Financial Statements or the Interim Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Seller nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most  recent  plan year  ended  prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of the Seller and its Subsidiaries under each Benefit Plan which is a multiemployer plan to which the Seller, any of its Subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

               (e) There is no pending or, to the best knowledge of the Seller, threatened, litigation relating to the Benefit Plans which could result in a Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan. The Seller or the Subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder.

               (f) There has been no amendment to, announcement by the Seller or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Seller or any of the Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (iii) cause the Seller or any of its Subsidiaries to record any material additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

               (g) All  Benefit  Plans  maintained  outside  of the  United
States comply in all material respects with applicable local law. The Seller and its Subsidiaries have no material unfunded liabilities with respect to any such Benefit Plan.

          4.22 Environmental and Safety Laws. Neither the Seller nor its Subsidiaries is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety which violation or violations, in the aggregate, would have a Material Adverse Effect, and no expenditures that could result in a Material Adverse Effect are or will be required in order to comply with any such existing statute, law, or regulation.

          4.23 Insurance. Each of the Seller and its Subsidiaries has in full force and effect fire and casualty insurance policies, and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

          4.24 Disclosure. The Seller has delivered or made available via EDGAR or otherwise to the Purchasers each registration statement, report, proxy statement or information statement filed by it with the Securities and Exchange Commission (the "SEC") in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, the " Seller Reports"). As of their respective dates, the Seller Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, not misleading. No representation or warranty of the Seller made in this Agreement, or in any statement, document or certificate furnished or to be furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein and therein, not misleading.

          4.25 Transfer Restrictions.
               ---------------------

               (a)  The  Seller's  direct  and  indirect  equity  ownership interests in other entities are not subject to any Transfer Restrictions (as defined in Schedule A hereto) that will materially interfere with the ownership, use or enjoyment of such ownership interests, except for the following: (i) the Seller's ownership interest in Princeton Video Image Europe, N.V. is subject to the PVI Europe Shareholders Agreement; (ii) the Seller's ownership interest in the Revolution Company, LLC, is subject to the Operating Agreement dated January 24, 2001, by and among CBS Technology Corporation, Core Digital Technologies, Inc., and the Seller (the "Revolution Company Operating Agreement"); (iii) any transfer of the Seller's ownership interest in Princeton Video Image Israel, Ltd. requires the consent or approval of the government of Israel and its Office of the Chief Scientist; (iv) the Seller's ownership interest in its Subsidiaries is subject to the security interest held by PVI Holding pursuant to the PVI Holding Note Purchase Agreement; and (v) except as required pursuant to the Revolution Company, LLC Operating Agreement, any sale, transfer, assignment, pledge or hypothecation of any of the Seller's interests in Princeton Video Image Europe, N.V., Princeton Video Image Israel, Ltd., or Revolution Company, LLC shall require the written consent of PVI Holding.

               (b) Neither the Seller's nor its Subsidiaries' Intellectual Property Rights are subject to any Transfer Restrictions that will materially interfere with the ownership, use or enjoyment of such Intellectual Property Rights in the manner used by the Seller and its
Subsidiaries  to  carry on  their  businesses  as  presently  conducted  or proposed to be conducted, including without limitation the planned commercial deployment of the Seller's L-VIS and iPOINT products, except for the following: (i) any transfer of the Intellectual Property Rights of Princeton Video Image Israel, Ltd. will require the consent or approval of the government of Israel and its Office of the Chief Scientist; (ii) the Cross-License Agreement among the Seller, Sportvision, Inc. and the others named therein dated as of July 29, 2002 contains restrictions on the assignment of the licenses granted to the Seller thereby to parties other than Cablevision or Presencia, or their respective affiliates; (iii) the Seller's software license with Broadcom Corporation prohibits the Seller from transferring or distributing Broadcom proprietary software used to create the existing iPoint interface with Broadcom products to third parties other than in object code form; (iv) the Seller's ownership interest in the Intellectual Property Rights is subject to the security interest held by PVI Holding pursuant to the PVI Holding Note Purchase Agreement; (v) the Seller's ownership interest in the Intellectual Property Rights is subject to the terms of the Escrow Agreement and the Option Agreement; (vi) any sale, transfer, assignment, pledge or hypothecation of any of the Intellectual Property Rights or other assets of Princeton Video Image Israel, Ltd. shall require the written consent of PVI Holding; and
(vii) any sale, transfer, assignment, pledge or hypothecation of any of the Intellectual Property Rights or other assets of Publicidad shall require the written consent of PVI Holding.

               (c) To the best knowledge of the Seller, no asset, right or property of the Seller or its Subsidiaries not described in Sections 4.25(a) or 4.25(b) which is material to the conduct of the Seller's business as presently conducted or proposed to be conducted, including without limitation, the planned commercial deployment of the Seller's L-VIS and iPOINT products, is subject to any Transfer Restrictions, other than property subject to the security interest held by PVI Holding pursuant to the PVI Holding Note Purchase Agreement, and property subject to the terms of the Escrow Agreement and the Option Agreement.

          4.26 Security Interest; Collateral. The Seller has made all filings and recordings necessary or appropriate to create in favor of the Purchasers a legal, valid and enforceable security interest in the Collateral to the extent that a security interest can be created therein under Section 9-109 of the Uniform Commercial Code in effect in the State of New York. Subject to the Purchasers taking possession or control of the Collateral, where permitted or required, all actions will have been taken so that the Purchasers, or one of them, have a fully perfected security interest in such of the Collateral as may be perfected by such filing or possession or control.

          4.27 Assets of Princeton Video Image Europe, N.V. Princeton Video Image Europe, N.V., the Seller's Subsidiary, has no material assets.

     5. Covenants of the Seller. Unless approved, consented to or excepted in advance in writing by the Purchasers, until payment and discharge in full of the Secured Obligations, the Seller covenants and agrees that:

          5.1 Transfer; Liens. Except as otherwise permitted hereunder, or in the ordinary course of business as presently conducted with respect to normal transfers, sales, leases and licenses of equipment, products and technology, abandonments of damaged, worn, or dilapidated assets and property, account receivables, and Collateral of de minimus value and the application of cash to payments to vendors and other creditors (the "Ordinary Course of Business"), the Seller shall not sell, loan, exchange, assign, deliver, or transfer the Collateral or otherwise dispose of the Collateral or any of the Seller's rights in or to the Collateral. Except as otherwise permitted hereunder, the Seller shall not: (i) permit any other security interest to attach to any of the Collateral; (ii) permit the Collateral to be levied upon under any legal process; or (iii) permit anything to be done that may impair the value of any of the Collateral or the security intended to be afforded by this Agreement. Except as otherwise permitted hereunder, the Seller shall defend the title to the Collateral against all persons and all claims and demands whatsoever and shall keep the Collateral free and clear of all liens, charges, encumbrances, taxes and assessments not in existence of the date hereof.

          5.2 Maintenance; Taxes; Inspection. The Seller will maintain all tangible property included in the Collateral in good condition and repair, at its own expense, reasonable wear and tear excepted, and will pay and discharge all taxes levied on the Collateral as well as the cost of repairs to or maintenance of the same. The Seller will permit the Purchasers to inspect the Collateral at all reasonable times, following reasonable prior notice.

          5.3 Insurance. The Seller will insure all tangible property included in the Collateral against such risks and casualties and in such amounts as are customary in the Seller's business. All insurance policies shall be written for the benefit of the Seller and the Purchasers, as their interests may appear, and such policies or certificates evidencing same shall be furnished to the Purchasers. The Seller shall give the Purchasers and all relevant insurers written notice, as promptly as practicable, of loss of or damage to the Collateral and shall promptly file proofs of loss with relevant insurers.

          5.4 Filings. The Seller will pay all costs of filing any financing, continuation or termination statements with respect to the security interest created by the Seller pursuant to this Agreement. The Purchasers are hereby appointed the Seller's attorney-in-fact to do all acts and things which the Purchasers may deem necessary to perfect and continue perfected the security interest created by this Agreement and to protect the Collateral.

          5.5 Additional Indebtedness. The Seller will not incur any (i) severance and other termination obligations, other than in the ordinary course of business as presently conducted, or (ii) additional indebtedness, other than indebtedness for trade payables and similar items of indebtedness incurred in the ordinary course of business as presently conducted that do not constitute indebtedness for borrowed money.

          5.6 Purchasers' Performance of the Seller's Obligations. In case of the Seller's default in performing any agreement, covenant or obligation under this Agreement, the Purchasers may (but shall not be obligated to) procure the performance thereof and add the cost (including reasonable attorneys' fees) thereof to the Secured Obligations.

          5.7 Transfers of Certain Assets.
              ---------------------------

               (a) Except to the extent that it may be required to do so pursuant to Article 8 of the Revolution Company Operating Agreement, the Seller will not directly or indirectly sell, transfer, assign, pledge or hypothecate any of its interests in Princeton Video Image Europe, N.V., Princeton Video Image Israel, Ltd., or Revolution Company, LLC without the written consent of the Purchasers. Nothing contained in this Agreement to the contrary shall be construed to prohibit the Seller from causing the dissolution of Princeton Video Image Europe, N.V. or taking any action in connection with such dissolution.

               (b) The Seller agrees that it will not directly or indirectly, and will cause Princeton Video Image Israel, Ltd. not to, sell, transfer, assign, pledge or hypothecate any of the assets of Princeton Video Image Israel, Ltd., except in the Ordinary Course of Business, as defined in Section 5.1, or pursuant to agreements in effect on the date hereof, without the written consent of the Purchasers.

               (c) The Seller agrees that it will not directly or indirectly, and will cause Publicidad not to, sell, transfer, assign, pledge or hypothecate any of the assets of Publicidad except in the Ordinary Course of Business, as defined in Section 5.1, or pursuant to agreements in effect on the date hereof, without the written consent of the Purchasers.

     6. Remedies in the Event of Default.
        --------------------------------

          6.1 General. The Purchasers may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it under applicable law as in effect at that time, all the rights, remedies and privileges with respect to the collateral of a secured party in the event of a default under the Uniform Commercial Code (the "UCC") in effect in the State of New York at that time, or under the law pertaining to secured creditors of any other jurisdiction as may apply, and the Purchasers may also, without notice except as specified below, sell such Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery. The Seller agrees that, to the extent notice of sale shall be required by law, at least 10 days' notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Purchasers shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Purchasers may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          6.2 Application of Cash to Secured Obligations. Any cash held by the Purchasers as Collateral and all cash proceeds received by the Purchasers in respect of the sale of, collection from or other realization upon all or any part of the Collateral, in the discretion of the Purchasers, may be held by the Purchasers as collateral for, and/or then or at any time thereafter applied (after payments of any amounts payable pursuant to Section 6.4) in whole or in part by the Purchasers against, all or any part of the Secured Obligations in such order as the Purchasers shall elect. The Seller shall remain liable under the Secured Obligations for any Secured Obligations remaining unpaid after application of such cash or cash proceeds against the Secured Obligations. Any surplus of such cash or cash proceeds held by the Purchasers and remaining after payment in full of all the Secured Obligations shall be paid over to the Seller or to any party lawfully entitled to receive such surplus.

          6.3 Assembly of Collateral. Upon the demand of the Purchasers after the occurrence of an Event of Default, the Seller shall assemble the Collateral and make it available to the Purchasers at a reasonable time and reasonable place designated in such demand.

          6.4 Expenses. The Seller agrees to pay to the Purchasers and PVI Holding, upon demand, the amount of any and all reasonable expenses, including the reasonable fees and expenses of counsel and of any experts and agents, that the Purchasers or PVI Holding may incur in connection with: (i) the sale of, collection from or other realization upon any of the Collateral; (ii) the exercise or enforcement of any of the rights of the Purchasers hereunder or under the Convertible Notes; or (iii) the failure by the Seller to perform or observe any of the provisions hereof or thereof.

     7. Representations and Warranties of the Purchasers. Each of the Purchasers represents and warrants to the Seller as follows:

          7.1 Authorization of Agreement. The Purchaser has full legal power and authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by the
Purchasers and constitutes the valid and binding obligation of the Purchasers, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally and to general principles of equity.

          7.2 Accredited Investor. The Purchaser is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act. It is acquiring its Convertible Note for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. It understands that the Convertible Note has not been registered under the Securities Act or any applicable state laws by reason of its issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Seller and others upon this exemption is predicated in part upon this representation and warranty. It further understands that the Convertible Note may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

          7.3 Investment Evaluation and Business Affairs. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made hereunder. It has and has had access to all of the Seller's books and records and access to the Seller's executive officers as the Purchaser has requested. From its access to such information, the Purchaser is aware of the Seller's limited cash on hand and going-concern risks. The Purchaser recognizes that investment in the Convertible Note involves a number of significant risks.

          7.4 Legend. The Purchaser understands that its Convertible Note shall bear a legend in substantially the following form in addition to any other legends that may be required under any other documents to which the Purchaser is a party.

          THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND IS A "RESTRICTED SECURITY" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE NOTE MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144 OR ANOTHER EXEMPTION FROM THE ACT.

     8. Covenants of the Purchasers. Each Purchaser agrees that it will consider in good faith any requests of the Seller that it modify or waive certain of the rights to which it is entitled pursuant to the Transaction Documents and, in the case of Presencia, the Reorganization Agreement, to the extent that such requested modification or waiver is necessary to induce a third party to make a material investment of new capital in the Seller; provided, that it is understood and acknowledged by the Seller that a Purchaser will consider such request solely in its own best interests and without regard for the interests of any other Person.

     9. Indemnification; Survival.
        -------------------------

          9.1 Indemnity. The Seller agrees to indemnify, defend and hold harmless each of the Purchasers and PVI Holding, and their respective affiliates, stockholders, directors, officers, partners, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal fees) to which any of them may become subject as a result of any and all misrepresentations or breaches of a representation or warranty made by the Seller herein.

          9.2 Survival. All representations and warranties made herein by the Seller and the Purchasers shall survive the closing of the transactions contemplated hereby for a period of three (3) years, except as to title to the Seller's property (including Section 4.13), which shall survive forever. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of such survival period shall continue to be covered by this Section 9.2 until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

     10. Successors and Assigns; Parties in Interest. This Agreement shall bind and inure to the benefit of (a) the Purchasers, (b) the Seller and (c) their respective successors and assigns, including without limitation any Person who succeeds to the rights and properties of the Seller as a result of a merger, consolidation, acquisition of substantially all of the Seller's assets or similar transaction. No party may assign its rights under this Agreement without the consent of the others, which consent shall not be unreasonably withheld; provided, however, that PVI Holding and any Purchaser may assign its rights under Section 9.1 hereof at any time to any Person which it controls; provided, further, that Presencia or PVI Holding shall not require the consent of PVI Holding or Presencia, respectively, or any designee that becomes a party to this Agreement pursuant to an executed joinder agreement in the form attached hereto as Annex B in order to assign its rights under this Agreement.

     11. Entire Agreement. This Agreement (as amended from time to time) and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto. The transactions contemplated hereby are without prejudice to the Purchasers' right to exercise its rights under existing agreements in its sole discretion and absolute best interests and without regard to the interests of any other Person.

     12. Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent via commercial courier or telecopier, directed, as follows or to such other address as a party may designate by notice:

                  (a)      If to Presencia:

                           Presencia en Medios, S.A. de C.V.
                           Palmas # 735-206
                           Mexico DF  11000
                           Attn: Eduardo Sitt

                           With a copy (which shall not constitute notice) to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, NY  10004
                           Attn: Joseph A. Stern, Esq.
                           Facsimile: 212-859-4000

                  (b)      If to PVI Holding:

                           PVI Holding, LLC
                           c/o Cablevision Systems Corporation
                           1111 Stewart Avenue
                           Bethpage, New York 11714
                           Attn: General Counsel
                           Facsimile:  (516) 803-2577

                           With copies (which shall not constitute notice) to:

                           Sullivan & Cromwell LLP
                           125 Broad Street
                           New York, New York 10004
                           Attn: Robert W. Downes
                           Facsimile:  (212) 558-3588


                   (c)     If to the Seller

                           Princeton Video Image, Inc.
                           15 Princess Road
                           Lawrenceville, N.J.  08648
                           Attn: President

                           With a copy (which shall not constitute notice) to:

                           Smith, Stratton, Wise, Heher & Brennan, LLP
                           600 College Road East
                           Princeton, New Jersey 08540
                           Attn: Richard J. Pinto, Esq.
                           Facsimile:  (609) 987-6651

     Each party may, by notice to the other, change the address at which notices or other communications are to be given to it.

     13. Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the consent of the affected party.

     14. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws.

     17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     18. Further Assurances. The parties hereto shall, subsequent to the date hereof, execute and deliver such further documentation, and take such further action, in each case without cost to the other party, as shall be reasonably requested by such other party hereto to further evidence and perfect the completion of the transactions contemplated hereby. The Seller hereby acknowledges that, except as provided in Section 8 hereof, neither the transactions contemplated hereby or anything contained herein or in the documents and agreements being delivered at the Closing will affect the Purchasers' rights under any agreement between it and the Seller in effect on the date hereof, including, without limitation, its right to withhold in its sole discretion its approval of the offering, sale and issuance of equity securities of the Company.

     19. Fees and Expenses. Each party shall be responsible for payment of its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller shall reimburse each of Presencia and PVI Holding for reasonable fees and expenses of outside counsel incurred in connection with the negotiation of the Transaction Documents, and in the case of PVI Holding for certain fees and expenses incurred in connection with its role as Collateral Agent, up to a maximum aggregate amount of $25,000 each.


                                    ***

     IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase and Security Agreement to be duly executed on their behalf.


                                      PRINCETON VIDEO IMAGE, INC.


                                      By:  /s/ James Green
                                         -----------------------------
                                      Name:  James Green
                                           ---------------------------
                                      Title: COO
                                            --------------------------


                                      PRESENCIA EN MEDIOS, S.A. DE C.V.


                                      By:   /s/ Power of Attorney - David Sitt
                                         -----------------------------
                                      Name:  Eduardo Sitt
                                           ---------------------------
                                      Title: President
                                            --------------------------



                                      PVI HOLDING, LLC


                                      By:  /s/ William Bell
                                         -----------------------------
                                      Name:  William Bell
                                           ---------------------------
                                      Title:
                                            --------------------------

     Princeton Video Image Latin America, L.L.C. is executing this Note Purchase and Security Agreement for the purpose of granting a security interest to the Purchasers in all of its right, title, and interest in, to, and under the membership interest it holds in PVI LA, LLC, a Delaware limited liability company.

                                      PRINCETON VIDEO IMAGE,
                                           LATIN AMERICA, L.L.C.



                                      By:  /s/ James Green
                                         -----------------------------
                                      Name:  James Green
                                           ---------------------------
                                      Title: COO
                                            --------------------------



     PVI LA, LLC is executing this Note Purchase and Security Agreement for the purpose of granting a security interest to the Purchasers in all of its right, title, and interest in, to, and under the securities it holds in Publicidad Virtual, S.A. de C.V., a company formed under the laws of Mexico.

                                      PVI LA, LLC



                                      By:  /s/ James Green
                                         -----------------------------
                                      Name:  James Green
                                           ---------------------------
                                      Title: COO
                                            --------------------------

                                 SCHEDULE A
                                 ----------

                         DESCRIPTION OF COLLATERAL


     All of the assets, rights and property of the Seller, whether real or personal, tangible or intangible, wherever located, now existing or hereafter acquired, including, without limitation, all of the Seller's right, title, and interest in, to, and under the following, except to the extent that the Seller is subject to any restriction on the transfer, sale, assignment, pledge or hypothecation of such assets, rights and property (any such restriction being referred to as a "Transfer Restriction"):

     (a) all accounts receivable of the Seller, all prepaid expenses (to the extent transferable to the Purchasers), vendor credits and credit balances and deposits, price adjustments or rights with respect thereto, rebates, and deposits with manufacturers and others;

     (b) all monies, reserves, deposits, certificates of deposit and deposit accounts and interest or dividends thereon, securities, investment accounts, cash, cash equivalents, and equity interests in partnerships, limited partnerships, limited liability companies or other entities, and other property now or at any time under the control of the Seller, it being understood that the Seller's interest in, respectively, Princeton Video Image Europe, N.V., Revolution Company, LLC, and Princeton Video Image Israel, Ltd. are subject to Transfer Restrictions;

     (c) all real property and leasehold interests in real property, together with all improvements and fixtures thereon and interests therein, any prepaid rent, security deposits and options to renew or purchase thereunder;

     (d) all inventory, equipment, machinery, tools, computer systems (including all hardware and software), furniture, trade fixtures, personalty, vehicles, and other personal property, whether owned, leased or otherwise held by the Seller, and all rights of the Seller under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors in connection with the products sold to or services provided to the Seller, or affecting the property heretofore described;

     (e) all office and other supplies, tools, spare parts, advertising, and promotional materials;

     (f) all common law and registered trademarks or copyrights and all license agreements relating thereto and unregistered trademarks or copyrights, logos, service marks, trade dress, trade names and copyrightable words, including without limitation, the name "Princeton Video Image," and all applications, registrations, certificates, Section 8 affidavits (stating that a mark has been in continual use), renewals, investigations, search reports, histories and other documents or files pertaining thereto;

     (g) all patents and patent applications, as well as all reissues, divisions, continuations and continuation-in-part applications and any other patents issuing thereon, and all license agreements and other agreements which relate to inventions and discoveries and any patent applications and patents thereon, as well as improvements therein which are owned, licensed, used or held for use by or on behalf of the Seller;

     (h) all technical information and know-how, confidential and non-confidential, which is used or held for use by or on behalf of the Seller, including, without limitation, all inventions, processes, formulae and all discoveries, improvements, trade secrets and confidential data, whether or not patented or patentable and whether or not copyrighted or copyrightable, computer software (including, without limitation, source codes and object codes), software licenses, patterns, plans, designs, research data, trade secrets and other proprietary know-how, formulae and manufacturing, sales, service or other processes, operating manuals, drawings, technology, equipment and parts lists (with related descriptions and instructions), manuals, data, records, procedures, product packaging instructions, product specifications, analytical methods, sources and specifications for raw materials, toxicity and general health and safety information, environmental compliance and regulatory information, research and development records and reports and other documents relating to the foregoing and all licenses, approvals, authorizations or other rights to use intellectual property rights of others;

     (i) all of the Seller's rights in and under the agreements to which the Seller is a party, mortgages, instruments, leases for personal property, customer contracts, insurance policies, marketing agreements, joint venture, partnership or similar agreements, and other agreements;

     (j) all transferable licenses, permits, filings and other governmental authorizations;

     (k) all manufacturer's, supplier's, contractor's and seller's warranties made to the Seller, or affecting the property, machinery or equipment used by the Seller, and all rights of a successor employer for employment tax and unemployment insurance purposes under applicable law (should the Purchasers choose to avail themselves thereof);

     (l) blueprints, instruction manuals, maintenance manuals, reports and similar documents;

     (m) all right, title and interest of the Seller in and to all Business Information (as defined below) and related books and records used by the Seller in the operation of its business, including, but not limited to, files, computer data, computer discs and tapes, invoices, credit and sales records, personnel records (subject to applicable law), payroll, current and former customer lists (including customer contracts and agreements), current and former supplier lists (including supplier cost information), manuals, drawings, business plans and other plans and specifications, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs, manufacturing and quality control records and procedures and any other files and records relating to the Seller's business, whether or not held by the Seller or a third party (collectively, the "Business Information"); provided, however, that the Seller shall have the right to complete access to, and the right to copy the Business Information for any reasonable purpose, including, without limitation, the right to access and copy (i) all business records relating to tax returns or which are reasonably necessary to substantiate all entries on such tax returns or otherwise reasonably necessary in connection with any audit or other examination of such returns; (ii) all business records which are reasonably required by the Seller to defend against any liabilities, claims or assessments for which the Seller is or may be legally responsible, or for which the Seller is required to indemnify the Purchasers or the Collateral Agent; and (iii) any other records for which the Seller can demonstrate a legitimate need; and

     (n) all goodwill of the Seller arising out of or associated with its business.

                                 SCHEDULE B
                                 ----------

     Princeton Video Image Europe, N.V., a corporation formed under the laws of Belgium. The Seller owns 90% of the outstanding capital stock of Princeton Video Image Europe, N.V.; Interactive Media, S.A. owns the remaining 10% of the outstanding capital stock.

     Princeton Video Image Israel, Ltd., a corporation formed under the laws of Israel. The Seller is the owner of 100% of the equity interests in Princeton Video Image Israel, Ltd.

     Princeton Video Image Latin America, L.L.C., a New Jersey limited liability company. The Seller is the sole member of Princeton Video Image Latin America, L.L.C.

     PVI LA, LLC, a Delaware limited liability company. Princeton Video Image Latin America, L.L.C. is the sole member of PVI LA, LLC. The Seller is the indirect owner of all outstanding equity interests in this company.

     Publicidad Virtual, S.A. de C.V., a company formed under the laws of Mexico. The Seller owns 5% of the outstanding capital stock of Publicidad Virtual, S.A. de C.V.; PVI LA, LLC owns the remaining 95% of the outstanding capital stock. The Seller is the indirect owner of all outstanding equity interests in Publicidad Virtual, S.A. de C.V.

     Publicidad Virtual, S.A. de C.V. owns all the equity interests in Publicidade Virtual Latina America L.T.D.A., a company formed under the laws of Brazil.

     Revolution Company, L.L.C., a Delaware limited liability company. The Seller owns a 25% interest in the Revolution Company, L.L.C., with CBS Technology Corporation owning 40% and Core Digital Technologies, Inc. owning 35%.

                                 SCHEDULE C
                                 ----------

U.S. Patents.
------------

     Patent No. 5,264,933, which relates to basic pattern recognition video insertion technology, was issued on November 23, 1993, will expire on January 28, 2012 and was assigned to the Seller on January 22, 1992.

     Patent No. 5,543,856, which relates to the use of remote insertion of images that might be useful in a narrow casting application, was issued on August 6, 1996, will expire on October 27, 2013 and was assigned to the Seller on October 22, 1993.

     Patent No. 5,627,915, which relates to a pattern recognition system using templates, was issued on May 6, 1997, will expire on January 31, 2015, and was assigned to the Seller on January 30, 1995.

     Patent No. 5,808,695, which relates to a method of tracking scene motion for live video insertion systems, was issued on September 15, 1998 and will expire on December 29, 2015 and was assigned to the Seller on December 27, 1995.

     Patent No. 5,892,554, which relates to inserting live and moving objects into scenes, was issued to the Seller on April 6, 1999, will expire on November 28, 2015, and was assigned to the Seller on March 31, 1998.

     Patent No. 5,953,076, which relates to techniques for occlusion processing, was issued on September 14, 1999 and will expire on June 12, 2016.

     Patent No. 6,100,925, which relates to techniques for combining camera sensors with image processing, was issued on August 8, 2000, and will expire on November 25, 2017.

     Patent No. 6,184,937, which relates to audio enhancement of the inserts, was issued on February 20, 2001 and will expire on March 14, 2017.


U.S. Trademarks.
---------------

     L-VIS(R), C-TRAK(R), i-Point(TM)

Foreign Patents and Trademarks
------------------------------

     Australia Patent No. 687,086

     Spain Patent Nos. 0746942, 0792068, 595808

     France Patent Nos. 0746942, 0796541, 0792068

     UK Patent Nos. 0746942, 0792068, 595808

     Italy Patent No. 0746942, 0792068, 0796541, 595808, 3166173

     Japan Patent Nos. 3058691, 3155173

     Luxemburg Patent No. 0746942

     Mexico Patent Nos. 188,649, 183,569, 194066, 196502

     Netherlands Patent No. 0746942, 0792068, 595808, 0796541

     New Zealand Patent No. 271237

     Peru Patent No. 858

     Russia Patent No. 2144279

     Australia Patent No. 698648

     Europe Patent Nos. 0792068, 0796541, 595808

     Greece Patent Nos. 3032500, 3031285, 3030996, 0792068

     Sweden Patent Nos. 792,063, 596,541, 595,808, 0792068, 595808

     Argentina Patent Nos. AR 252895 V1, AR 002497 B1, AR 002498

     Singapore Prwnr Nos. 50,533, 40,825

     Belgium Patent Nos. 0792068, 595808

     Germany Patent No. 69421554.6-08, 595808, 69602515.9-08

Licensed Rights to the Seller
-----------------------------

     License granted pursuant to the Research Agreement between the Seller and David Sarnoff Research Center, Inc. dated November 4, 1990, as amended, subject to the exception set forth in Section 4.7(e) hereof.

     License granted pursuant to the License Agreement between the Seller and Theseus Research, Inc. dated December 18, 1995.

     Licenses granted pursuant to the Cross-License Agreement among the Seller, Sportvision, Inc. and the others named therein dated as of July 29, 2002.


Applications.
------------

     Chile Applications No. 153-96

     EU Application No. 96905244.8

     Venezuela Application No. SN 145-96

     Brazil Application No. SN P19405641-2

     Canada Application No. 2,175,038

     Chile Application No. 1575-94

     China Application No. 941 93937.5

     Germany Application No. 69409407.2-08

     EU EPO Application No. 94924588.0, priority date of 10/27/93, grant issued 2/19/98; validated in 10 European countries.

     Korea Application No. SN 96-702,186

     Singapore Application No. 9604188-4

     Belgium Validation of 3780.107.1, unknown status

     Germany Application No. 6942155472

     Spain validation application of 3780-107.1, Patent No. 0792068

     France validation application of 3780-107.1, Patent No. 0792068

     Italy Application No. 19816BE/2000

     Netherlands validation application of 3780-107.1EP, Patent No. 0792068

     Chile Application No. 1224-93

     Germany validation of EP 3780-109, EPO Application No. 9191562.8

     Spain validation of EP 3780-109, EPO Application No. 9191562.8

     France validation of EP 3780-109, EPO Application No. 9191562.8

     UK validation of EP 3780-109, EPO Application No. 9191562.8

     Italy validation of EP 3780-109, EPO Application No. 9191562.8

     Netherlands Certification of Domicile on EP 3780-109, EPO Application No. 9191562.8

     Singapore Application "Television Displays Having Selected Inserted Displays", coincides with EP 3780-109, EPO Application No. 9191562.8

     Argentina Application based on U.S. Patent 5,892,554

     Brazil Application No. 9609169

     Chile SN 1067-96, 1068-96

     EU EPO Application No. 96921559.9

     Japan Application based on U.S. Patent 5,892,554

     Peru SN 00457.96

     Brazil Application No. 9608944.

     Germany  validation  of EPO  Application  No.  96921560.7  (Patent No.
0796541)

     Spain  validation  of  EPO  Application  No.  96921560.7  (Patent  No.
0796541)

     France  validation  of EPO  Application  No.  96921560.7  (Patent  No.
0796541)

     UK validation of EPO Application No. 96921560.7 (Patent No. 0796541)

     Italy validation of EPO Application No. 25686BE/99

     Japan Application No. 9-503299

     Netherlands  validation of EPO Application No. 96921560.7  (Patent No.
0796541)

     Brazil application based on U.S. Application No. PCT/US97/04083

     EU EPO Application No. 97915980.3

     Japan Application No. 09-538866, laid open as No. 2000-509236

     Mexico Application No. 988,955

     Brazil Application No. 9714971-3

     EU EPO Application No. 97949613.0

     Japan Application No. 10-524822

     Mexico Application No. 99-4772

     U.S. Application No. 09/308,949, Motion Tracking Using Image-Texture Templates

     EU Application No. PCT/US97/21608, Motion Tracking Using Image-Texture Templates

     U.S. Application No. 09/331,332, Set Top Device Enhanced for Targeted Electronic Insertion Into Video

     Brazil Application No. 9714970-5

     China Application No. 97180124.X

     EU EPO Application No. 97948522.4

     Japan Application No. 10-524821

     Mexico Application No. 99-4800

     Brazil Application No. SN 9714949-7

     EU EPO Application No. 97952519.3

     Japan Application No. 10-528931

     Mexico Application No. 99-5800.

     EU Application No. PCT/US99/01399, Event Linked Insertion of Indicia Into Video

     Argentina Application No. P99 01 03639

     Brazil Application No. P19907194-0

     Chile Application No.1999-1844

     EU filed

     Mexico SN 7169

     Japan filed by Mikio Hatta

     U.S. Patent Application No. 09/600,768

     U.S. Provisional Application No. 60/115,666

     U.S. Provisional Application No. 60/129,812, Method and Apparatus to Overlay Comparative Time Determined Positional Data in a Video Display (inactive provisional)

     U.S. Application No. 09/551,824, Method and Apparatus to Overlay Comparative Time Determined Positional Data in a Video Display

     EU PCT/US00/10012, Method and Apparatus to Overlay Comparative Time Determined Positional Data in a Video Display (European counterpart)

     U.S. Application No. 09/734,710 (from Provisional 60/170,394) 2-D/3-D Recognition/Tracking Algorithm for Soccer Application

     EU PCT/US00/33672, 2-D/3-D Recognition/Tracking Algorithm for Soccer Application (European counterpart)

     U.S. Provisional Application 60/170,398, System and Method of Real Time Insertion Into Video With Occlusion on Area Containing Multiple Colors (inactive provisional)

     U.S. Application No. 09/734,709, System and Method of Real Time Insertion Into Video With Occlusion on Area Containing Multiple Colors (from provisional SN 60/170,398)

     U.S. Application No. 09/230,099, Image Insertion In Video Streams Using a Combination of Physical Sensors and Pattern Recognition

     EU Application No. PCT/US97/21607, Image Insertion In Video Streams Using a Combination of Physical Sensors and Pattern Recognition

     EU Application No. PCT/US97/04083, Audio Enhanced Electronic Insertion of Indicia Into Video

     EU Application No. PCT/US96/10166, System and Method of Real Time Insertions Into Video Using Adaptive Occlusion With a Synthetic Reference Image

     EU Application No. PCT/US96/10163, System and Method for Inserting Static and Dynamic images Into a Live Video Broadcast

     EU Application No. PCT/US96/10164, Method for Tracking Scene Motion for Live Video Insertion Systems

     EU  Application  No.  PCT/US96/01125,   Live  Video  Insertion  System
Including Template Matching

     EU Application No.  PCT/US94/08863,  Downstream  Control of Electronic
Billboard

     EU Application No. PCT/US91/05174, Television Displays Having Selected Inserted Indicia

     EPO Application No. 00922186.2, Method To Overlay Comparative Time Determined Positional Data in a Video Stream

     U.S. Provisional Application No. 10/115,136, A System for Implanting an Image into a Video Stream

     EPO Application No. 00922186.2, A System for Implanting an Image into a Video Stream

     Korea Application No. 95-702186

     U.S. Provisional Application No. 60/000279, Inserting Static and Dynamic Images into Live Video

     EPO Application No. 96911559.9, Inserting Static and Dynamic Images into Live Video

     Japan Application No. 9-503297

     U.S. Provisional Application No. 60/031883, Camera Tracking

     U.S. Provisional Application No. 60/038143, Image Insertion

     U.S. Provisional, Application No. 60/034517, Set Top Device

     EPO Application No. 99905457.1-2202, Event Linked Insertion

     Japan Application No. 2000-529081, Event Linked Insertion

     U.S. Provisional Application No. 60/072354, Event Linked Insertion

     U.S. Application No. 09/482,440

     Brazil Application No. 9610777, Method of Tracking

     Japan Application No. 9-50398, Method of Tracking

     Mexico Application No. 9710192, Method of Tracking

     Brazil Application No. PI9709751-9, Enhanced Audio


Subsidiaries' Intellectual Property
-----------------------------------

Princeton Video Image Israel, Ltd., acquired the following patents from SciDel Technologies, Ltd. ("SciDel"), in February 2002.

     U.S Patents
     -----------

     Patent No. 5,491,517, which relates to recognizing a known pattern on the field, was issued on February 13, 1996 and the rights to which were

     Patent No. 5,731,846 is a continuation of 5,491,517 above which relates to recognizing a known pattern on the field, was issued on March 24,1998 and the rights to which were acquired by Princeton Video Image Israel, Ltd. from SciDel in February 2002.

     Foreign Patents
     ---------------

     Australia Patent No. 692,529

     Bulgaria Patent No. 61,114

     Czech Republic No. 286,248

     Israel Patent Nos. 108,957, 103,002, 115,288

     India Patent No. 1,834,210

     Korea Patent No. 260,786

     Latvia Patent No. 11,716

     New Zealand Patent No. 282,275

     Poland Patent No. 176,135

     Taiwan Patent No. NI 105,845

     Vietnam Patent No. 923

     South Africa Patent No. 95/1403

     Mexico Patent No. 195500

     Singapore Patent No. 34,536

     Hungary Patent No. 22049

     EPO Patent No. 0750819

     Applications
     ------------

     Japan Application No. 7-524038

     Philippines Application No. 50053

     Australia Application Nos. 10511/99

     EPO Application No. 98952997.9

     Hong Kong Application No. 00102275.2

     Israel Application No. 122194

     U.S. Application No. 09/351,329

     Canada Application No. 2,179,031

     Norway Application No. P963811

                                  ANNEX A

                    FORM OF CONVERTIBLE PROMISSORY NOTE

                                  ANNEX B

                         FORM OF JOINDER AGREEMENT


     By its execution of this Joinder Agreement, the undersigned:

          (1) will be bound by, and have the benefit of, the terms of that certain:

               (a) Note Purchase and Security Agreement, dated February 18, 2003 (the "Purchase Agreement"), by and among Princeton Video Image, Inc. ("PVI"), Presencia en Medios, S.A. de C.V. ("Presencia") and PVI Holding, LLC ("PVI Holding"), as a Purchaser (as such term as defined in the Purchase Agreement) and a party thereto and

               (b) Intercreditor Agreement, dated February 18, 2003, by and between PVI Holding and Presencia, as a Creditor (as such term is defined in such Intercreditor Agreement) and a party thereto.

          (2) makes to PVI, those representations and warranties set forth in Section 7 of the Purchase Agreement.

          (3)  agrees  that,   notwithstanding  anything  to  the  contrary
contained in the Purchase Agreement or the Convertible Notes (as defined in the Purchase Agreement), it:

               (a) will not exercise any of its rights under the Purchase Agreement, including without limitation those rights set forth in Section 6 thereof, or take any action thereunder unless such rights or actions are also taken by Presencia under the Purchase Agreement, provided, however, that the foregoing restriction shall not apply to conversion of the Convertible Note issued to it pursuant to Section 3 of such Convertible Note; and

               (b) will be deemed to have: (i) consented to the taking of any action for which its prior consent is required under the Purchase Agreement or the Convertible Notes, (ii) waived any rights under the Purchase Agreement or the Convertible Notes, and (iii) agreed to any modification or amendment of the Purchase Agreement or the Convertible Notes, to the extent that Presencia has consented to such action, waived such rights or agreed to such modification or amendment; and

               (c) will, if Presencia converts the Presencia Convertible Note (as defined below) convert the Convertible Debt in the same proportion on the same terms and conditions and for the same consideration as the conversion is effected under the Presencia Convertible Note; and

               (d) will, if Presencia extends the Maturity Date (as defined in the Presencia Convertible Note) of the Presencia Convertible Note, extend the Maturity Date of the Convertible Note issued to it to the same date.

          (4) acknowledges and agrees that, notwithstanding anything to the contrary contained in the Purchase Agreement, the Convertible Note to be delivered to the undersigned will include the following language:

          "13. Certain Restrictions.

               (a) Notwithstanding anything to the contrary contained herein,

                    (i) Payee may not exercise any of its rights under this Convertible Note, including without limitation those rights set forth in
Section 5(b) hereof, or take any other action hereunder, unless such rights or actions are also exercised or taken by Presencia en Medios, S.A. de C.V. ("Presencia") under any convertible promissory note issued by Maker to Presencia pursuant to the Note Purchase and Security Agreement, dated February 18, 2003, by and among Princeton Video Image, Inc., Presencia and PVI Holding, LLC on February 18, 2003 (any such convertible promissory note being referred to herein as a "Presencia Convertible Note") provided, however, that the foregoing restriction shall not apply to conversion of this Convertible Note by Payee pursuant to Section 3 hereof;

                    (ii) Payee will be deemed to have: (i) consented to the taking of any action for which its prior consent is required under this Convertible Note, (ii) waived any rights under this Convertible Note, and
(iii) agreed to any modification or amendment of this Convertible Note, to the extent that Presencia has consented to such action, waived such rights or agreed to such modification or amendment under a Presencia Convertible Note.

                    (iii) Payee will, if Presencia converts the Presencia Convertible Note, convert the Convertible Debt in the same proportion and on the same terms and conditions and for the same consideration as the conversion is effected under the Presencia Convertible Note; and

                    (iv) Payee will, if Presencia extends the Maturity Date (as defined in the Presencia Convertible Note) of the Presencia Convertible Note, extend the Maturity Date of the Convertible Note issued to it to the same date.

               (b) If the Presencia Convertible Note ceases to be outstanding as a result of Maker's payment to Presencia of all amounts due and owing under the Presencia Convertible Note, then Payee shall thereafter be entitled to receive, and Maker shall be required to pay, all amounts due and owing under this Convertible Note in accordance with the terms and conditions set forth herein.


                                 * * * * *


     IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed on its behalf.


                                                     PURCHASER.


                                                     By:
                                                        ----------------------
                                                     Name:
                                                          --------------------
                                                     Title:
                                                           -------------------

Accepted and Agreed
to this __ day of February, 2003.

PRINCETON VIDEO IMAGE, INC.


By:
   ----------------------
Name:
     --------------------
Title:
      -------------------